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                                                                     EXHIBIT 5.1


April 22, 2005

Markland Technologies, Inc.
54 Danbury Road, #207
Ridgefield, CT  06887


Ladies and Gentlemen:

         We are furnishing this opinion of counsel to Markland Technologies, Inc., a Florida corporation (the "Company"), for filing as Exhibit 5.1 to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 on this date, relating to 4,033,593 shares of the common stock, $.0001 par value per share (the "Shares"), of the Company to be issuable under the Company's 2005 Stock Award Plan (the "Plan").

         In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation of the Company, as amended; (b) the Bylaws of the Company; (c) the Registration Statement; (d) the Plan; and (e) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         With respect to the original issuance of Shares pursuant to the Plans, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the terms of the Plan and against receipt of adequate consideration, which shall not be less than the par value of the Shares.

         Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Registration Statement shall have become effective and the Shares are issued and sold in accordance with the terms of the Plan, the Shares will be validly and legally issued, fully paid and nonassessable.

         This opinion is being renderd with regard to the federal laws of the United States and the laws of Florida.

         This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.



                                                  Very truly yours,

                                                  FOLEY HOAG LLP


                                                  By: /s/ Robert L. Birnbaum
                                                      --------------------------
                                                      A Partner